Exhibit 2.2

FILED - Oklahoma Secretary of State #1913091205 03/07/2022

CERTIFICATE OF CONVERSION
OF
PURAVERDE LLC
(an Oklahoma limited liability company)
TO
PURAVERDE, INC.
(an Oklahoma corporation)

Pursuant to the provisions of § 1090.4 of the Oklahoma General Corporation Act, Puraverde LLC, an Oklahoma limited liability company (the “LLC”), hereby certifies as follows relating to the conversion of the LLC into Puraverde Inc., an Oklahoma corporation (the “Corporation”):

1.       Puraverde LLC was formed under the Oklahoma Limited Liability Company Act on November 19, 2018.

2.       The jurisdiction of the LLC immediately prior to the filing of this Certificate of Conversion is Oklahoma.

3.       The name of the LLC immediately prior to the filing of this Certificate of Conversion is Puraverde LLC.

4.       The name of the Corporation as set forth in its Certificate of Formation is Puraverde, Inc.

5.       The conversion of the LLC into the Corporation has been approved by the LLC in the manner provided for under the Oklahoma Limited Liability Company Act and the LLC’s Operating Agreement.

6.       The conversion of the LLC to the Corporation shall be effective as of 02-02-2022, at 1:00 p.m. CST.

Signatures on Following Page.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Conversion on this 02 day of February 2022.

MEMBERS:

/s/ Ryan Bishop
Ryan Bishop

/s/ Matthew Mastrangelo
Matthew Mastrangelo

MANAGER:

/s/ Ryan Bishop
Ryan Bishop

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